EXHIBIT 10.4

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is dated as of the 27th day of January, 2011

AMONG:

ANGIOTECH PHARMACEUTICALS, INC., ANGIOTECH PHARMACEUTICALS (US), INC., QUILL MEDICAL, INC.

(collectively, the “Angiotech Parties”)

and

THE ENTITIES LISTED ON SCHEDULE “A” HERETO

(collectively, the “Angiotech Guarantors”)

and

QSR HOLDINGS, INC., for itself and in its capacity as Stockholder Representative on behalf of the Company Holders

(“QSR”)

and

DR. GREGORY RUFF

(“Ruff”)

and

MATTHEW MEGARO

(“Megaro”, and collectively with the Angiotech Parties, the Angiotech Guarantors, QSR and Ruff, the “Parties”).

WHEREAS Quill Medical, Inc. entered into an Agreement and Plan of Merger with Quaich Acquisition, Inc., Angiotech Pharmaceuticals, Inc. and Angiotech Pharmaceuticals (US), Inc., dated as of May 25, 2006 (the “Merger Agreement”), which provided for, among other things, contingent future payments and certain obligations owed by one of more of the Angiotech Parties to the “Company Holders” (as defined in the Merger Agreement and including, but not limited to, those parties listed on Schedule “B” hereto);

AND WHEREAS, pursuant to a Stockholder Representative Agreement that became effective upon consummation of the transactions contemplated in the Merger Agreement, the

Company Holders appointed QSR as representative, attorney-in-fact and agent for and on behalf of, with authority to bind, each Company Holder with respect to matters pertaining to the Merger Agreement and the contingent consideration to be received by the Company Holders under the Merger Agreement (the “Stockholder Representative”);

AND WHEREAS Megaro is the sole shareholder of QSR;

AND WHEREAS the payments and obligations contingently owed by one or more of the Angiotech Parties to the Company Holders under the Merger Agreement included, among other things, the earnout payment pertaining to Earnout Year Five (as defined in the Merger Agreement) as set out in Section 2.7(g)(v) of the Merger Agreement (the “Year Five Earnout Payment”), the “Wound Closure Milestone Payment” (as defined in the Merger Agreement) and the “Orthopedic Milestone Payment” (as defined in the Merger Agreement);

AND WHEREAS the Merger Agreement provides that certain other obligations may arise in certain contingent circumstances, including as a result of “Extraordinary Transactions” (as defined in the Merger Agreement) and/or “Bankruptcy Events” (as defined in the Merger Agreement”);

AND WHEREAS the Year Five Earnout Payment, the Wound Closure Milestone Payment, the Orthopedic Milestone Payment, any claims or obligations that may arise as a result of Extraordinary Transactions and/or Bankruptcy Events, and any and all other amounts, payments or other obligations to the Company Holders or QSR under the Merger Agreement that are, or are claimed to be, presently outstanding or that may become due and outstanding after the date hereof are collectively referred to in this Agreement as the “QSR Merger Agreement Claims”;

AND WHEREAS, on October 1, 2010, QSR commenced an action against the Angiotech Parties in the United States District Court for the Middle District of North Carolina (the “QSR Litigation”), which action asserted certain claims against the Angiotech Parties in connection with the Merger Agreement (as more fully set forth in the Complaint in the QSR Litigation, the “QSR Litigation Claims”);

AND WHEREAS, on October 1, 2010, QSR made a demand for arbitration (the “QSR Arbitration”) pursuant to the American Arbitration Association Commercial Arbitration Rules in respect of the Angiotech Parties’ alleged failure to satisfy certain obligations under the Merger Agreement (the “QSR Arbitration Claims” and collectively with the QSR Merger Agreement Claims and the QSR Litigation Claims, the “QSR Claims”);

AND WHEREAS the Parties are prepared to agree to the irrevocable dismissal with prejudice of the QSR Litigation and the QSR Arbitration and the full and final settlement of the QSR Claims and any and all other claims relating to the Merger Agreement or otherwise that may be advanced by QSR, the Company Holders, Ruff, Megaro, any of QSR’s present or former shareholders, directors, officers or partners or any other persons or entities having a present or former beneficial interest in QSR or QSR’s interests under the Merger Agreement (collectively with the QSR Claims, the “Settled Claims”);

AND WHEREAS the Parties wish to enter into this Agreement in order to record and give effect to such settlement;

AND WHEREAS QSR has the requisite authority as Stockholder Representative to enter into this Agreement on behalf of each Company Holder in respect of the matters addressed in this Agreement and to bind each Company Holder to this Agreement as if each such Company Holder was a signatory hereto;

AND WHEREAS the Angiotech Parties and the Angiotech Guarantors have entered into an agreement governing the terms of a proposed recapitalization transaction (the “Recapitalization Transaction”) with certain holders of and/or investment advisors with investment discretion over approximately 74% of the aggregate principal amount of the 7.75% Senior Subordinated Notes due April 1, 2014 issued by Angiotech Pharmaceuticals, Inc. (the “Consenting Noteholders”);

AND WHEREAS the terms of settlement set out herein have been acknowledged and consented to by the Consenting Noteholders;

NOW THEREFORE in consideration of the representations, covenants and mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Settlement Amount

The Parties hereby agree and confirm that, in full and final settlement of the Settled Claims, the QSR Litigation and the QSR Arbitration, Angiotech Pharmaceuticals (US), Inc. (“Angiotech US”) shall pay $6 million to QSR (the “Settlement Amount”), payable as follows:

(a)	$2.0 million shall be paid on the earlier of (i) 10 business days after the implementation of the Recapitalization Transaction (the “Implementation Date”) and (ii) May 31, 2011;

(b)	the remaining $4.0 million shall be paid over a 24-month period in 24 monthly installments of $166,667, which monthly payments shall commence on the earlier of (i) 30 days after the Implementation Date and (ii) July 31, 2011.

The Parties acknowledge that the payment of the Settlement Amount is an unsecured obligation of Angiotech US. The Settlement Amount shall not bear interest.

2. Prepayment of the Settlement Amount

All or any outstanding portion of the Settlement Amount may be prepaid to QSR at any time by Angiotech US or at the direction of Angiotech US without bonus or penalty. If the full Settlement Amount is paid to QSR prior to or within 12 months following the Implementation Date, then Angiotech US shall be entitled to a discount of $300,000 on the then outstanding portion of the Settlement Amount.

3. Sale of the Quill Technology

In the event that any of the Angiotech Parties or any of their controlled affiliates sells, transfers or disposes all or substantially all of the technology and intellectual property relating to the “Quill” product that is presently owned by the Angiotech Parties and/or the Angiotech Guarantors (the “Quill Technology”) to any arm’s length third party, then any outstanding portion of the Settlement Amount shall become immediately due and payable to QSR. For greater certainty, if the Settlement Amount is paid in full prior to or within 12 months following the Implementation Date as a result of such a sale, transfer or disposition, the discount on the Settlement Amount provided for in Section 2 hereof shall not be applicable. For greater certainty, the repayment obligation in this Section 3 shall not apply to any sale, transfer or disposition of the Quill Technology to an affiliate of an Angiotech Party or other non-arm’s length party in connection with the Recapitalization Transaction or otherwise.

4. Guarantees

The Angiotech Guarantors, for themselves and on behalf of their respective successors and assigns, as guarantors and principal obligors, hereby jointly and severally guarantee to QSR the payment of the Settlement Amount by Angiotech US on the terms and conditions of this Agreement and the satisfaction of the Angiotech Parties’ other obligations under this Agreement. The guarantees set out in this Section 4 are continuing guarantees and shall remain in full force and effect and shall not be satisfied or discharged until all obligations of the Angiotech Parties that are guaranteed hereby have been discharged in full. The parties acknowledge that the obligations of the Angiotech Guarantors set out in this Section 4 are unsecured obligations of the Angiotech Guarantors.

5. Waiver, Release and Discharge of Proceedings by QSR Releasors

QSR, Ruff and Megaro, for themselves, each of their respective heirs, successors, and assigns and on behalf of each of the Company Holders, each for his, her or itself and each of his, her or its respective past or present parents, subsidiaries, affiliates, investment funds, heirs, predecessors, successors, assigns, and any of their respective past, present or future directors, officers, partners, members, managing directors, principals, employees, agents, advisors, insurers or attorneys, and on behalf of QSR’s present and former shareholders, directors, officers, partners, predecessors, successors and assigns, and any other persons or entities having a present or former beneficial interest in QSR and/or QSR’s or any Company Holder’s interests under the Merger Agreement (collectively, the “QSR Releasors”), hereby:

(a)	agree to irrevocably dismiss the QSR Litigation and the QSR Arbitration on a with-prejudice basis concurrently with the execution of this Agreement;

(b)

waive, release and surrender the Settled Claims and any and all present or future demands, claims, actions or causes of action, suits and proceedings, and any and all debts, entitlements, sums of money, duties, dues, accounts, bonds, trust claims, counterclaims, covenants, damages, contracts, indemnities, guarantees, claims for contribution, expenses, demands, losses, deprivation, costs (legal and otherwise), interest, judgments and liabilities, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that the QSR Releasors or any one of them may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of this Agreement, whether in law or in equity, whether implied or expressed, by reason of, in connection with or arising out of or relating to the Merger Agreement, the Settled Claims, the QSR Litigation and/or the QSR Arbitration, against any of the Angiotech Parties, the Angiotech Guarantors, or any of such parties’ affiliates or related entities and/or any of such parties’ present, former or future shareholders, directors, officers, partners, representatives, agents or creditors (including any of such parties’ respective successors, assigns or estates and such estates as hereafter reorganized under applicable law) (collectively, the “Angiotech Released Parties”), provided, that nothing in this Section 5(b) releases the Angiotech Parties or the Angiotech Guarantors from their respective obligations under this Agreement;

(c)	undertake, covenant and agree not to make any claim or take or participate in any proceedings (including, without limitation, any action, cross-claim, counterclaim, third party action or application) to pursue or enforce any of the Settled Claims or any other claim in connection with the matters referred to in Section 5(b) hereof, either alone or with any other person, against any other person who would as a result of such claim or proceeding have a claim for contribution or indemnity from any of the Angiotech Released Parties; and

(d)	undertake, covenant and agree (i) to not object to, delay, impede or take any other action to interfere with the acceptance or implementation of the Recapitalization Transaction; and (ii) to not, without the prior written consent of the Angiotech Parties and the Consenting Noteholders, propose, file, support or vote in favour of any alternative exchange offer, restructuring, workout or plan of compromise or arrangement or reorganization of or for the Angiotech Parties or the Angiotech Guarantors; and

(e)	undertake, covenant and agree to take any and all reasonable steps to support the implementation of the Recapitalization Transaction, including, without limitation, if solicited, voting in favour of a plan embodying the terms of the Recapitalization Transaction.

6. Waiver and Release by Angiotech Releasors

Subject only to the irrevocable dismissal of the QSR Litigation and the QSR Arbitration on a with-prejudice basis as contemplated in Section 5(a) hereof, the Angiotech Parties and the Angiotech Guarantors, for themselves and on behalf of their respective past, present and former shareholders, directors, officers, partners, members, managing directors, principals, employees, agents, advisors, insurers, attorneys, parents, subsidiaries, affiliates, investment funds, heirs, predecessors, successors, or assigns, and on behalf of any other persons or entities having a present or former beneficial interest in the Angiotech Parties or their interests under the Merger Agreement (the “Angiotech Releasors”), hereby:

(a)	waive, release and surrender any and all present or future demands, claims, actions or causes of action, suits and proceedings, and any and all debts, entitlements, sums of money, duties, dues, accounts, bonds, trust claims, counterclaims, covenants, damages, contracts, indemnities, guarantees, claims for contribution, expenses, demands, losses, deprivation, costs (legal and otherwise), interest, judgments and liabilities, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that the Angiotech Releasors or any one of them may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the date of this Agreement, whether in law or in equity, whether implied or expressed, by reason of, in connection with or arising out of or relating to the Merger Agreement or QSR’s indemnification obligations relating to any litigation between the Angiotech Parties and Covidien PLC, against any of QSR, the Company Holders, Ruff, Megaro, any of such parties’ affiliates or related parties and/or any of such parties’ present, former or future shareholders, directors, officers, partners, representatives, agents or creditors (including any of such parties’ respective successors, assigns or estates) (collectively, the “QSR Released Parties”), provided, that nothing in this Section 6(a) releases QSR, Ruff, Megaro or the Company Holders from their respective obligations under this Agreement; and

(b)	undertake, covenant and agree not to make any claim or take or participate in any proceedings (including, without limitation, any action, cross-claim, counterclaim, third party action or application) to pursue or enforce any claims in connection with the matters referred to in Section 6(a) hereof, either alone or with any other person, against any other person who would as a result of such claim or proceeding have a claim for contribution or indemnity from any of the QSR Released Parties.

7. No Admission

Each of the Parties agree that the payment and delivery of the Settlement Amount, the settlement of the Settled Claims, the releases effected pursuant to Sections 5 and 6 hereof and/or the execution of this Settlement Agreement by the Parties hereto, are not, and shall not be construed as, an admission of liability on the part of any of the Parties hereto or any of the Angiotech Released Parties or QSR Released Parties.

8. Representations and Warranties

Each of the Parties represents and warrants as follows, and acknowledges and confirms that each of the Parties is relying upon such representations and warranties in connection with entering into this Agreement:

(a)	such Party has full capacity and power to enter into this Agreement;

(b)	such Party has sufficient knowledge and experience to evaluate and understand the terms and conditions of this Agreement;

(c)	such Party has conducted its own analysis and made its own decision to enter into this Agreement and has obtained such independent professional advice, including legal advice, in this regard as it deems appropriate;

(d)	such Party has entered into this Agreement voluntarily and without reliance upon any inducement, agreement, condition, representation or warranty from any person whatsoever, save and except as expressly set out herein;

(e)	the execution and delivery of this Agreement by such Party has been authorized by all necessary action; and

(f)	this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof.

Each of QSR, Ruff and Megaro represent and warrant to the Angiotech Parties and the Angiotech Guarantors that (i) QSR has the authority and power as Stockholder Representative to act on behalf of and bind each Company Holder with respect to the all matters addressed in this Agreement, (ii) all releases, waivers, obligations and other matters agreed to by QSR pursuant to this Agreement bind the Company Holders in the same manner and to the same extent as if the Company Holders had personally executed this Agreement, and (iii) after giving effect to this Agreement, QSR, the Company Holders, Ruff and Megaro will have no claims of any nature or kind whatsoever as against any of the Angiotech Released Parties with respect to the Settled Claims, the QSR Litigation, the QSR Arbitration or any other matters released pursuant to Section 5(b) hereof.

Each of the Angiotech Parties and the Angiotech Guarantors represents and warrants that after giving effect to this Agreement, the Angiotech Parties and the Angiotech Guarantors will have no claims of any nature or kind whatsoever as against any of the QSR Released Parties with respect to the claims released pursuant to Section 6(a) hereof.

9. Performance of Obligations

The Angiotech Parties and the Angiotech Guarantors hereby undertake and agree that (i) they shall not repudiate, resiliate or disclaim this Agreement in any insolvency proceeding in the United States of America or Canada, including, without limitation, any proceeding under the Companies’ Creditors Arrangement Act (Canada) and (ii) the Angiotech Parties and the Angiotech Guarantors shall perform their obligations under this Agreement despite any restructuring, recapitalization or reorganization of the Angiotech Parties and the Angiotech Guarantors, including pursuant to the Recapitalization Transaction. The Consenting Noteholders acknowledge and consent to the terms of this Section 9.

10. Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns. The Parties acknowledge and agree that this Agreement is made, inter alia, for the benefit of, and may be relied upon and enforced by, the Angiotech Released Parties and the QSR Released Parties notwithstanding that not all of such parties are signatories hereto.

For greater certainty, all releases, waivers, obligations and other matters agreed to by QSR pursuant to this Agreement shall be binding on the Company Holders in the same manner and to the same extent as if the Company Holders had personally executed this Agreement.

11. Severability

If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

12. Currency

Unless otherwise expressly stated otherwise, all dollar amounts in this Agreement refer to United State dollars.

13. Counterparts

This Agreement may be executed in any number of counterparts (by e-mail, facsimile or otherwise), each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce more than one counterpart.

14. Disclosure

The Parties acknowledge and agree that the Angiotech Parties may publicly disclose this Agreement following its execution by the Parties, whether as part of the Angiotech Parties’ ongoing public disclosure under applicable securities laws and/or regulations, as part of any materials filed in court proceedings to implement the Recapitalization Transaction or otherwise, provided that the names of the Company Holders listed on Schedule “B” hereto shall be redacted from any such public disclosure. The Agreement and all of the terms herein (including the quantum of the Settlement Amount) shall remain in strict confidence until such time as the Angiotech Parties have publicly disclosed this Agreement. For greater certainty, the Parties agree that the terms of this Agreement may be provided to the Company Holders, provided that, the Company Holders shall be required to maintain this Agreement and all of the terms herein (including the quantum of the Settlement Amount) in strict confidence until such time as the Angiotech Parties have publicly disclosed this Agreement.

15. Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter hereof. There are no other covenants, agreements, representations, warranties, conditions, whether direct or collateral, express or implied, that form part of or affect this Agreement except as otherwise provided herein. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements not incorporated into this Agreement. This Agreement shall not be amended, added to or qualified except by written agreement signed by each of the Parties.

16. Further Assurances

The Parties shall do all such things, acting reasonably, and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party to this Agreement shall do, execute and deliver, or shall cause to be executed and delivered, all such further acts, documents, instruments and things as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

17. Attornment

Each of the Parties agree that any action or proceeding arising out of or relating to this Agreement may be instituted in any of the courts of the State of or federal district of Delaware, the State of or any federal district of New York, and Province of British Columbia, waive any objection that it may have now or hereafter to the venue of any such action or proceeding, irrevocably submit to the exclusive jurisdiction of the said courts in any such action or proceeding, agree to be bound by any judgment of the said courts and agree not to seek and hereby waive any review of the merits of any such judgment by the courts of any other jurisdiction.

18. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

ANGIOTECH PHARMACEUTICALS, INC.,
ANGIOTECH PHARMACEUTICALS (US),
INC., QUILL MEDICAL, INC.

Per:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Authorized Signatory

I have authority to bind the above named corporations.

AFMEDICA, INC.;
AMERICAN MEDICAL INSTRUMENTS HOLDINGS, INC.;
ANGIOTECH AMERICA, INC.;
ANGIOTECH BIOCOATINGS CORP.;
ANGIOTECH DELAWARE, INC.;
ANGIOTECH FLORIDA HOLDINGS, INC.;
B.G. SULZLE, INC.;
MANAN MEDICAL PRODUCTS, INC.;
MEDICAL DEVICE TECHNOLOGIES, INC.;
NEUCOLL, INC.;
SURGICAL SPECIALTIES CORPORATION;
SURGICAL SPECIALTIES PUERTO RICO,
INC.; and
SURGICAL SPECIALTIES UK HOLDINGS
LIMITED

Per:	/s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Authorized Signatory

I have authority to bind the above named corporations.

ANGIOTECH INTERNATIONAL
HOLDINGS CORP.; and 0741693 B.C. LTD.

Per:	/s/ Jay Dent
Name: Jay Dent
Title: Authorized Signatory

I have authority to bind the above named corporations.

QSR HOLDINGS, INC.
Per:	/s/ Matthew Megaro
Name: Matthew Megaro
Title: Authorized Signatory

I/we have authority to bind the corporation.

DR. GREGORY RUFF

/s/ Gregory Ruff MD

MATTHEW MEGARO

/s/ Matthew Megaro

THIS AGREEMENT IS ACKNOWLEDGED AND CONSENTED TO by the Consenting Noteholders.

GOODMANS LLP, in its capacity as counsel to the Consenting Noteholders, for and on behalf of the Consenting Noteholders.

Per:	/s/ Celia Rhea
Name: Celia Rhea
Title: Partner

I/we have authority to bind the above named parties